Exhibit 99.2

Compass Diversified Holdings James J. Bottiglieri Chief Financial Officer 203.221.1703 jbottiglieri@compassdiversifiedholdings.com	Investor Relations and Media Contacts: The IGB Group Leon Berman / Michael Cimini 212.477.8438 / 212.477.8261 lberman@igbir.com / mcimini@igbir.com

Compass Diversified Holdings Announces Sale of HALO Holding Corporation

Westport, Conn., May 2, 2012 – Compass Diversified Holdings (NYSE: CODI) (“CODI” or the “Company”), an owner of leading middle market businesses, announced that on May 1, 2012, it simultaneously entered into a definitive agreement to sell and consummated the sale of its majority owned subsidiary, HALO Holding Corporation (“HALO”), to Candlelight Investment Holdings, Inc., for a total enterprise value of $76.5 million.

The transaction is subject to customary escrow and working capital provisions. After these adjustments, as well as for an allocation to HALO’s non-controlling shareholders and the payment of all of the transaction expenses, CODI received approximately $66.4 million of total proceeds from the sale at closing. This amount was in respect of its debt and equity interests in HALO, which was acquired by CODI on February 28, 2007, and the payment of accrued interest and fees. The proceeds were used to repay outstanding debt under the Company’s revolving credit facility. CODI anticipates that its portion of the proceeds from the sale will approximate its book carrying amount for HALO and as a result no significant gain or loss for this transaction will be recorded for the quarter ended June 30, 2012.

“The divestiture of HALO allows us to increase our liquidity and supports our efforts to maximize value for our owners,” stated Alan Offenberg, CEO of Compass Diversified Holdings. “We enjoyed working with HALO over the past five years and wish the company continued success.”

Mr. Offenberg added, “Our considerable financial strength bodes well for CODI’s ability to take advantage of favorable platform and add-on acquisitions that are accretive, as well as to invest in the growth of our current subsidiaries. We also remain dedicated to providing attractive cash distributions as we have consistently done in the past.”

Additional information on the transaction will be available on the Company’s current report on Form 8-K that will be filed with the Securities and Exchange Commission (the “SEC”) later this week.

About Compass Diversified Holdings (“CODI”)

CODI owns and manages a diverse family of established North American middle market businesses. Each of its eight current subsidiaries is a leader in their niche market.

CODI maintains controlling ownership interests in each of its subsidiaries in order to maximize its ability to impact long term cash flow generation and value. The Company provides both debt and equity capital for its subsidiaries, contributing to their financial and operating flexibility. CODI utilizes the cash flows generated by its subsidiaries to invest in the long-term growth of the Company and to make cash distributions to its owners.

Our subsidiaries are engaged in the following lines of business:

•	The manufacture of quick-turn, prototype and production rigid printed circuit boards (Advanced Circuits, www.advancedcircuits.com);

•	The design and manufacture of promotionally priced upholstered furniture (American Furniture Manufacturing, www.americanfurn.net);

•	The design and manufacture of medical therapeutic support surfaces and other wound treatment devices (Anodyne Medical Device, also doing business and known as Tridien Medical, www.tridien.com);

•	The manufacture of engineered magnetic solutions for a wide range of specialty applications and end-markets (Arnold Magnetic Technologies, www.arnoldmagnetics.com);

•	The design and manufacture of personal hydration products for outdoor, recreation and military use (CamelBak Products, www.camelbak.com);

•	The design and marketing of wearable baby carriers, strollers and related products (ERGObaby, www.ergobabycarriers.com);

•	The design, manufacture and marketing of premium suspension products for mountain bikes and powered off-road vehicles (Fox Racing Shox, www.foxracingshox.com);

•	The design and manufacture of premium home and gun safes (Liberty Safe, www.libertysafe.com).

To find out more about Compass Diversified Holdings, please visit www.compassdiversifiedholdings.com.

This press release may contain certain forward-looking statements, including statements with regard to the future performance of the Company. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10-K filed by CODI with the Securities and Exchange Commission for the year ended December 31, 2011 and other filings with the Securities and Exchange Commission. CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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